                                                                    EXHIBIT 12.1


                             PAGEMART WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                          YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1993           1994           1995           1996           1997
                                         ------------   ------------   ------------   ------------   ------------
Earnings:
  Net loss .........................      $(31,121)      $(45,813)      $(53,113)      $(48,598)      $(43,887)
  Add:  Amount of
     previously capitalized
     interest amortized ............            --             --             --             --             --
  Add: Fixed charges ...............         6,538         12,933         30,720         35,041         38,499
  Adjusted earnings ................       (24,583)       (32,880)       (22,393)       (13,557)        (5,388)

Fixed charges:
  Interest on
     indebtedness ..................         5,785         11,209         28,383         32,368         36,672
  Amortization of debt
     issuance costs ................           159            800          1,052          2,143            844
  Other interest
     expense .......................           594            924          1,285            530            983
  Fixed charges ....................         6,538         12,933         30,720         35,041         38,499


Deficiency of
  earnings available to
  cover fixed charges ..............      $(31,121)      $(45,813)      $(53,113)      $(48,598)      $(43,887)
                                          ========       ========       ========       ========       ========

Earnings to fixed charges ratio ....            --             --             --             --             --


                                        THREE MONTHS
                                            ENDED        YEAR ENDED
                                         DECEMBER 31,   DECEMBER 31,
                                          1998 (1)        1998 (1)
                                         ------------   ------------
Earnings:
  Net loss .........................      $(14,831)      $(59,316)
  Add:  Amount of
     previously capitalized
     interest amortized ............           196            252
  Add: Fixed charges ...............        11,441         43,798
  Adjusted earnings ................        (3,194)       (15,266)

Fixed charges:
  Interest on
     indebtedness ..................        13,840         52,645
  Amortization of debt
     issuance costs ................           307          1,172
  Other interest
     expense .......................           506          1,428
  Fixed charges ....................        14,653         55,245


Deficiency of
  earnings available to
  cover fixed charges ..............      $(17,847)      $(70,511)
                                          ========       ========

Earnings to fixed charges ratio ....            --             --



(1) The fixed charge adjustment to earnings excludes $3.2 million and $11.4 million of capitalized interest for the three months and year ended December 31, 1998.